Company Contacts:
Randy L. Kotler
Interim Chief Financial Officer
Phone: 954-364-4016
Email: rkotler@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Provides Information Regarding the
Transeastern Joint Venture

HOLLYWOOD, Fla., September 29, 2006 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that it is providing information released in Greece by Technical Olympic, S.A., the majority shareholder of Technical Olympic USA, Inc., (TOUSA) regarding certain financial metrics of TOUSA and the Transeastern Joint Venture (the Joint Venture), of which one of its subsidiaries is a member.

The following information was contained in the announcement:

The total exposure of TOUSA to the Joint Venture is approximately $141.0 million, consisting of the balance of TOUSA’s investment account in the Joint Venture of $92.6 million, $31.3 million in loans made to the Joint Venture and fees and interest receivable of $17.2 million.

The debt of the Joint Venture is secured solely by its assets. At July 31, 2006, the Joint Venture’s assets totaled $963.8 million and its debt was approximately $600.0 million.

The Joint Venture and its lenders are currently working together to quantify the Joint Venture’s future prospects and determine an action plan. The outcome of this is currently unknown and will likely remain unknown for some period of time.

TOUSA believes that the worst case scenario will result in the loss of TOUSA Homes LP’s (the subsidiary through which TOUSA holds its membership interest) investment in the Joint Venture of $92.6 million and introduce significant doubt regarding the eventual recoverability of $48.5 million of loans and receivables. This worst case scenario would require an after-tax charge of approximately $89.0 million (or approximately $1.50 per share) by TOUSA. Other scenarios would of course result in lower after-tax charges.

TOUSA reported $65.7 million as income from joint ventures and consolidated net income of $122.6 million for the six months ended June 30, 2006. Only $2.5 million ($0.04 per share) of the consolidated net income of Technical Olympic USA was contributed by the Transeastern Joint Venture on an after tax basis. In addition, TOUSA has provided guidance of 2006 net income in the range of $231 to $262 million. The Transeastern Joint Venture was anticipated to provide approximately $3.8 to $5.7 million (or less than 2%) of that amount.

The estimated impact on TOUSA is quantified below. As demonstrated by the data, TOUSA is a large and strong company with ample financial resources and liquidity.

	Actual	Estimated	Pro-Forma (a)
	6/30/2006	9/30/2006	9/30/2006
	(US$ in Millions
Total Assets	$2.783.4	$2,950.0	$2,809.0
Notes Payable	1,060.5	1,090.5	1,090.5
Borrowings under Revolving Credit Agreement	-0-	-0- (+/-$30.0)	-0- (+-$30.0)
Stockholders’ equity	1,098.6	1,140.0	1,051.0
Net Income (6 months)	122.6	—	—

(a) Information for September 30, 2006 has been projected by management based on internal estimates. Pro-forma information for September 30 also reflects a reduction of assets of $141 million and a reduction of net income of $89 million reflecting the after tax impact of the reduction of assets.

About Technical Olympic USA, Inc.
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006 and TOUSA’s report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on August 8, 2006.